Exhibit 10.1
TriPath Imaging, Inc.
780 Plantation Drive
Burlington, NC 27215
September 8, 2006
[Name of Executive Officer]
[Address]
[City, State Zip Code]
Dear [                    ]:
Contemporaneously with the execution of this letter agreement (the “Award”), TriPath Imaging, Inc. (the “Company”) is entering into a Merger Agreement with Becton Dickinson & Company (“BD”), pursuant to which BD has agreed to acquire the approximately 93.5% of the outstanding shares of the Company that BD does not already own (the “Sale”).
In recognition of your long- term contributions to the growth and success of the Company, your perseverance and critical contributions towards finding and executing the Sale, and your anticipated contributions to the continuing success of the Company and completion of the transaction the Compensation Committee of the Board of Directors has decided to award to you a success bonus pursuant to the terms and conditions set forth below.
Success Bonus
If the Sale is consummated on or prior to March 31, 2007, the Company will make a payment to you of $                                         in cash, less applicable taxes and deductions, including but not limited to federal, state and local withholding taxes and FICA taxes (the “Success Bonus”), subject to and in accordance with the terms of this Agreement. The payment of any excise tax relating to the Success Bonus will be handled in accordance with your retention agreement with BD dated September 8, 2006. [Note: The preceding sentence does not appear in the agreement for Paul R. Sohmer, M.D.]
This Success Bonus will be paid to you in a single payment immediately prior to the closing of the Sale, provided that you remain employed by the Company on that date, except as set forth below.
If the Company terminates your employment without Cause prior to the consummation of the Sale, you will become entitled to the Success Bonus, and the entire amount, less applicable taxes, will be paid to you in a lump sum payment immediately prior to the closing of the Sale.
If, before the consummation of the Sale, the Company terminates your employment for Cause or if you terminate your employment with the Company for any reason, you will forfeit your right to any payment of this Success Bonus. For purposes of this Agreement, the Company shall have “Cause” to terminate your employment upon (a) the willful and continued failure by you substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness); (b) willful gross misconduct or dishonesty, including fraud or embezzlement related to the performance of your duties with the Company or that which would be reasonably likely to cause, as determined in good faith by the Board of Directors of the Company: (A) a material adverse affect on the business or reputation of the Company, or (B) expose the Company to a material risk of civil or criminal legal damages, liabilities or penalties; or (c) conviction (or a plea of guilty or no contest) of a felony or a crime involving moral turpitude.
If your death or disablement results in your termination of employment with the Company prior to the consummation of the Sale, you (or your estate in case of your death) will be entitled to the Success Bonus, and the entire amount, less applicable taxes, will be paid to you in a lump sum payment immediately prior the closing of the Sale.
Conditions to Receiving a Success Bonus
In addition to the continued employment requirements to receive a Success Bonus set forth above, in order to be eligible to receive a Success Bonus, you must use good faith efforts to successfully facilitate, negotiate, document and consummate the Sale on or prior to March 31, 2007.
No Right to Continued Employment.
Nothing contained in this Agreement, or your eligibility to receive a Success Bonus generally, shall be considered a contract of employment or construed as giving you any right to be retained in the employ of the Company or BD. You acknowledge that your employment is at-will and will continue to be at-will, as defined under applicable law, and may be terminated at any time and for any reason, with or without Cause.
Amendment
No provision of this Award may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by each of you, BD and the Company.

Acknowledgment
Please sign and date this letter to signify your understanding and agreement to the terms of this Agreement.
Sincerely,

TRIPATH IMAGING, INC.

By:
Robert E. Curry, Ph.D.
Chairman of the Compensation Committee of the Board of Directors

BECTON, DICKINSON AND COMPANY

By:
Name:
Title:

Accepted and Agreed to:

By:

Date: